Exhibit 99.1

FOR IMMEDIATE RELEASE:

POPULATION HEALTH INVESTMENT CO., INC. ANNOUNCES THE

SEPARATE TRADING OF ITS CLASS A ORDINARY SHARES AND WARRANTS, COMMENCING ON OR ABOUT JANUARY 8, 2021

New York, NY (January 5, 2021) – Population Health Investment Co., Inc. (the “Company”) announced today that holders of the units sold in the Company’s initial public offering of 17,250,000 units completed on November 20, 2020 (the “offering”) may elect to separately trade the Class A ordinary shares and warrants included in the units commencing on or about January 8, 2021. Any units not separated will continue to trade on The Nasdaq Capital Market (“Nasdaq”) under the symbol “PHICU”, and each of the Class A ordinary shares and warrants will separately trade on Nasdaq under the symbols “PHIC” and “PHICW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

Population Health Investment Co., Inc. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination in any industry, sector, or geographic region, it intends to focus on companies or divisions of companies in the healthcare industry, and in particular the therapeutics sector, in the United States and other developed countries. The Company was founded by Dr. Clive Meanwell and Ian Read.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements inherently involve risks and uncertainties, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Melinda Masek

IR@populationhp.com

(212) 993-3113

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